Exhibit 99.1

DEAN FOODS COMPANY REPORTS THIRD QUARTER RESULTS

•	Company Reports Unadjusted and Adjusted Diluted Earnings of $0.13 per Share

•	Fresh Dairy Direct-Morningstar Remains Under Pressure, WhiteWave-Alpro Momentum Continues

•	Year-to-Date Net Cash From Operations of $379 million, Free Cash Flow of $199 million

•	Company Issues Fourth Quarter Guidance for Adjusted Diluted Earnings of $0.13-$0.18 per share

DALLAS, November 9, 2010 – Dean Foods Company (NYSE: DF) today announced third quarter diluted earnings per share of $0.13 for the quarter ended September 30, 2010, compared to diluted earnings of $0.27 per share in the third quarter of 2009. Adjusted (as defined below) diluted earnings per share in the third quarter were $0.13, compared to $0.33 per share in the year ago period.

“These results are clearly disappointing for us and reflect continued significant challenges in our largest business, Fresh Dairy Direct-Morningstar,” said Gregg Engles, Chairman and Chief Executive Officer. “Despite our poor consolidated performance, WhiteWave-Alpro continued to perform exceptionally well and delivered significant top and bottom line growth. However, given the relative size of the business, it was not enough to offset substantially weaker results in our Fresh Dairy Direct-Morningstar segment. In addition to ongoing adverse conditions in the conventional milk business, weak consumer spending led to soft volumes in conventional fluid milk and other beverage and cultured products within our Fresh Dairy Direct-Morningstar business. Our results were also impacted by much higher than anticipated butterfat costs. In response to a weak trading environment and our on-going poor performance, we continue to take aggressive steps to improve our results, including accelerated cost reductions and the recent realignment of our management and organizational structure.”

Net income attributable to Dean Foods for the third quarter of 2010 totaled $24.3 million, compared with $49.7 million in the prior year’s third quarter. Lower operating income at Fresh Dairy Direct-Morningstar and increased interest expense offset improved WhiteWave-Alpro results. Adjusted net income for the quarter was $23.3 million, a decrease of 62% from $61.2 million in the third quarter of 2009.

DEAN FOODS CONSOLIDATED

Net sales for the third quarter totaled $3.1 billion, an increase of 11% from net sales of $2.8 billion in the third quarter of 2009. The net sales increase in the quarter was primarily due to the pass-through of higher dairy commodity costs at Fresh Dairy Direct-Morningstar somewhat offset by strong sales growth at WhiteWave–Alpro.

Summary of Dean Foods Third Quarter 2010 Operating Results

	Q3 2010 $ millions (except EPS)	Y/Y Change

Consolidated Adjusted Operating Income:	$103	-35%

Interest Expense:	$64	+8%

Consolidated Adjusted Net Income	$23	-62%

Adjusted Diluted Earnings per Share:	$0.13	-61%

Consolidated operating income in the third quarter totaled $92.5 million, compared to $137.5 million in the third quarter of 2009. Continued pressures in the market for conventional fluid milk driven by retailer pricing pressure, weak volumes, and rapid butterfat inflation drove a 33% decline in Fresh Dairy Direct-Morningstar operating income. This decline was partially offset by a 10% increase in WhiteWave-Alpro operating income resulting from continued strong top-line growth. As a result, third quarter consolidated adjusted operating income was $103.1 million, a decrease of 35% from $158.4 million in the third quarter of 2009.

FRESH DAIRY DIRECT-MORNINGSTAR

Third Quarter 2010 Fresh Dairy Direct-Morningstar Detail

	Q3 2010 $ millions	Y/Y Change

Fluid Milk Volume	—	-0.1%

Operating Income	$116	-33%

Class I Mover	$15.64/cwt.	+50%

Class II Butterfat	$2.12/lb.	+70%

Fresh Dairy Direct-Morningstar fluid milk volume was essentially flat in the third quarter, including acquisitions, versus the balance of the industry that experienced volume declines of roughly two and a half a percent, based on Company estimates. Across the balance of the Fresh Dairy Direct-Morningstar portfolio, the ice cream, cultured products and creamer product lines experienced modest volume declines in the quarter, while strong demand from quick service restaurants drove a solid increase in ice cream mix and aerosol product sales volumes. Total volumes for all products at Fresh Dairy Direct-Morningstar declined two percent in the quarter. Fresh Dairy Direct-Morningstar net sales increased due to the pass-through of higher average dairy commodity costs to its customers. As a result, segment net sales increased 11% to $2.6 billion from $2.3 billion in the third quarter of 2009. The third quarter average Class I Mover was $15.64 per hundredweight, 11% above the previous quarter and 50% higher than the third quarter of 2009. Class II butterfat, a key component of the Company’s creamer, cultured and ice cream products, increased 26% from the previous quarter and was 70% higher than in the third quarter of 2009.

Consistent with previous quarters, retail pricing for private label milk remained well below historical levels and fluid milk industry pricing remains highly competitive. Widened price gaps between branded and private label offerings drove continued consumer trade-down to lower-margin private label products. This, combined with overall volume weakness and rapid butterfat inflation drove Fresh Dairy Direct-Morningstar operating income in the third quarter of $116.5 million, a 33% decline from $174.9 million in the third quarter of 2009.

WHITEWAVE – ALPRO

Third Quarter 2010 WhiteWave-Alpro Detail

	Q3 2010 $ millions	Y/Y Change
Net Sales
WhiteWave-Alpro	$478	+8%

WhiteWave	$392	+9%

Alpro	$83	+0.2%

Operating Income
WhiteWave-Alpro	$37	+16%
WhiteWave-Alpro, adjusted to exclude non-controlling Hero JV interest	$39	+10%

Continued strong volume growth drove WhiteWave-Alpro net sales of $478.3 million, 8% higher than third quarter 2009 net sales of $443.5 million.

Among the key brands at WhiteWave-Alpro, Horizon Organic® milk sales again outpaced the organic milk category to post high-teens net sales growth. The Company’s plant-based beverage products, which include both Silk® and Alpro®, continued to post strong results. Silk sales increased mid-single digits in the quarter as a result of the strong performance of Silk PureAlmond®. Alpro sales were up high single digits in the quarter on a constant currency basis. International Delight® Coffee Creamer net sales grew in the low-double digits on continued strength behind product and packaging innovation. LAND O LAKES® brand creamer sales increased mid-single digits.

WhiteWave-Alpro operating income increased 10% in the third quarter to $39.4 million, from $35.8 million in the third quarter of 2009. Profit growth was somewhat limited by increased manufacturing and distribution costs driven by capacity constraints. The WhiteWave-Alpro segment operating income includes a $2.3 million loss related to the Company’s interest in the Hero/WhiteWave joint venture, but excludes a $2.3 million loss from the joint venture attributable to the non-controlling interest.

CORPORATE AND OTHER EXPENSE

Corporate and Other expense totaled $52.8 million for the third quarter of 2010, as compared to $52.4 million in the third quarter of 2009.

CASH FLOW

Net cash provided by continuing operations for the nine months ended September 30, 2010 totaled $379.3 million, compared to $500.9 million for the comparable period in 2009. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less net capital expenditures, totaled $198.7 million for the nine months ended September 30, 2010, compared to $330.1 million in the first three quarters of 2009. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.

Net capital expenditures for the first nine months of 2010 totaled $180.6 million, compared to $170.8 million in the same period of 2009. The Company expects full year capital expenditures to be approximately $300 million for 2010.

Total debt at September 30, 2010, net of $102.1 million in cash on hand, was approximately $4.0 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.9x as of the end of the third quarter, compared to a current covenant of 5.5x.

FORWARD OUTLOOK

“In the near term we expect our Fresh Dairy Direct-Morningstar business to remain challenged, as the retail environment continues to be very competitive and volumes across much of the portfolio are soft,” stated Engles. “We believe these pressures will continue in the fourth quarter and at least through the first half of next year.

“Price concessions that have been given will continue to impact year-over-year comparisons into 2011, regardless of whether we see a return to historical retail pricing levels or not. We clearly are not satisfied with our results, and in order to offset these pressures and improve our financial performance, we remain intensely focused on cost reduction. I’m confident that in time we will get in front of this cost-price squeeze in a way that will be difficult for our competitors to match.

“At WhiteWave-Alpro, we expect the strong performance we’ve seen all year to continue through the fourth quarter, where our creamers business typically does seasonally well.

“Given our run-rate as we exited the third quarter, but keeping in mind the typical strong seasonality of the fourth quarter, we are expecting fourth quarter earnings of between $0.13 to $0.18 per share.”

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

Net sales for the nine months ended September 30, 2010 totaled $9.0 billion, an increase of 10% from net sales for the same period of last year, due to the pass-through of higher dairy commodity costs, the impact of acquisitions, and strong growth in net sales at WhiteWave-Alpro. Net income for the first nine months of the year totaled $112.2 million, compared with $190.0 million in the nine months ended September 30, 2009. Diluted earnings per share for the nine months ended September 30, 2010 totaled $0.61, compared to $1.11 for the first nine months of 2009.

On an adjusted basis, net income for the nine months ending September 30, 2010 totaled $119.7 million, compared to $217.9 million in the same period of 2009. Adjusted diluted earnings per share for the first nine months of 2010 totaled $0.65 compared to $1.28 in the nine months ended September 30, 2009.

INDUCEMENT GRANTS

The Company also announced today that it granted stock options (“Options”) to purchase an aggregate of 99,929 shares of common stock and 34,216 restricted stock units (“RSUs”) in May 2010 to a newly hired, non-executive officer employee in connection with his employment with the Company. The Company also announced that it granted 36,110 Options and 12,364 RSUs in August 2010, and agreed to grant additional Options and RSUs in February 2011 in amounts to be determined in accordance with the Company’s standard valuation practices for annual long-term incentive grants, to a newly hired, non-executive officer employee in connection with his employment with the Company. The Options described above have an exercise price equal to the fair market value of Dean Foods stock at the close of business on the grant date, and vest in three equal annual installments, beginning on the first anniversary of the date of grant, expiring on the tenth anniversary of the date of grant. The RSUs described above vest in three equal annual installments, beginning on the first anniversary of the date of grant. All awards described above were approved by the Compensation Committee of the Company’s Board of Directors without stockholder approval as “inducement grants,” as such term is defined by the New York Stock Exchange.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, write off of financing costs, closed or anticipated to close deal costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation for the three and nine month periods ended September 30, 2010, and 2009 calculated according to GAAP on an adjusted basis is attached.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct-Morningstar business is the largest processor and distributor of milk and other dairy products in the country. The WhiteWave-Alpro business produces and sells a variety of nationally branded soy, dairy and dairy-related products. Popular brands include: Silk® and Alpro® dairy milk alternatives, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O LAKES® creamers.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, expected financial performance and capital structure. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income, earnings per share, cost cutting initiatives, and to maintain compliance with financial covenants depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, the Company’s ability to integrate its acquisitions and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

###

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010			2009
Net sales	$3,054,130	$2,762,709	$3,054,130			$2,762,709
Cost of sales	2,304,501	1,977,176	2,304,501			1,977,176

Gross profit	749,629	785,533	749,629			785,533

Operating costs and expenses:
Selling and distribution	491,154	472,461	491,154			472,461
General and administrative	154,895	166,771	154,895			156,125	(a)
Amortization of intangibles	2,810	2,480	2,810			2,480
Facility closing and reorganization costs	8,253	6,303	—	(b)		—	(b)
Loss attributable to non-controlling interest in Hero JV	—	—	(2,310)	(c)		(3,895)	(c)

Total operating costs and expenses	657,112	648,015	646,549			627,171

Operating income	92,517	137,518	103,080			158,362

Interest expense	64,304	59,508	64,304			59,508
Other (income) expense, net	383	516	383			(424)	(e)

Income from continuing operations before income taxes	27,830	77,494	38,393			99,278
Income taxes	10,653	31,368	15,140	(f	)	38,040	(f	)

Income from continuing operations	17,177	46,126	23,253			61,238
Gain on sale of discontinued operations, net of tax	6,357	—	—	(g)		—
Income (loss) from discontinued operations, net of tax	(1,577)	978	—	(g)		—	(g)

Net income	21,957	47,104	23,253			61,238
Net loss attributable to non-controlling interest	2,339	2,549	—	(c)		—	(c)

Net income attributable to Dean Foods Company	$24,296	$49,653	$23,253			$61,238

Average common shares:
Basic	182,119	180,352	182,119			180,352
Diluted	182,323	183,066	182,323			183,066

Basic earnings per common share:
Income from continuing operations attributable to
Dean Foods Company	$0.11	$0.27	$0.13			$0.34
Income from discontinued operations	0.02	0.01	—			—

Net income attributable to Dean Foods Company	$0.13	$0.28	$0.13			$0.34

Diluted earnings per common share:
Income from continuing operations attributable to
Dean Foods Company	$0.11	$0.27	$0.13			$0.33
Income from discontinued operations	0.02	—	—			—

Net income attributable to Dean Foods Company	$0.13	$0.27	$0.13			$0.33

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Nine months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010		2009
Net sales	$8,969,926	$8,124,035	$8,969,926		$8,124,035
Cost of sales	6,721,080	5,821,325	6,721,080		5,821,325

Gross profit	2,248,846	2,302,710	2,248,846		2,302,710

Operating costs and expenses:
Selling and distribution	1,421,586	1,332,631	1,421,586		1,332,631
General and administrative	465,283	450,746	465,283		429,442	(a)
Amortization of intangibles	8,480	6,394	8,480		6,394
Facility closing and reorganization costs	16,313	25,965	—	(b)	—	(b)
Loss attributable to non-controlling interest in Hero JV	—	—	(6,421)	(c)	(8,585)	(c)

Total operating costs and expenses	1,911,662	1,815,736	1,888,928		1,759,882

Operating income	337,184	486,974	359,918		542,828

Interest expense	177,742	187,762	171,041	(d)	187,762
Other (income) expense, net	(102)	(4,386)	(102)		(219)	(e)

Income from continuing operations before income taxes	159,544	303,598	188,979		355,285
Income taxes	59,095	119,056	69,262	(f)	137,394	(f)

Income from continuing operations	100,449	184,542	119,717		217,891
Gain (loss) on sale of discontinued operations, net of tax	8,194	(238)	—	(g)	—	(g)
Income (loss) from discontinued operations, net of tax	(2,919)	316	—	(g)	—	(g)

Net income	105,724	184,620	119,717		217,891
Net loss attributable to non-controlling interest	6,511	5,422	—	(c)	—	(c)

Net income attributable to Dean Foods Company	$112,235	$190,042	$119,717		$217,891

Average common shares:
Basic	181,666	167,757	181,666		167,757
Diluted	182,839	170,693	182,839		170,693

Basic earnings per common share:
Income from continuing operations attributable to
Dean Foods Company	$0.59	$1.13	$0.66		$1.30
Income from discontinued operations	0.03	—	—		—

Net income attributable to Dean Foods Company	$0.62	$1.13	$0.66		$1.30

Diluted earnings per common share:
Income from continuing operations attributable to
Dean Foods Company	$0.58	$1.11	$0.65		$1.28
Income from discontinued operations	0.03	—	—		—

Net income attributable to Dean Foods Company	$0.61	$1.11	$0.65		$1.28

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
ASSETS	2010	2009

Cash and cash equivalents	$102,100	$45,190
Other current assets	1,628,648	1,602,404

Total current assets	1,730,748	1,647,594

Property, plant and equipment, net	2,083,699	2,102,253

Intangibles and other assets	4,101,572	4,094,094

Total Assets	$7,916,019	$7,843,941

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,220,410	$1,234,062

Total long-term debt, including current portion	4,085,614	4,228,979

Other long-term liabilities	1,087,173	1,013,668

Dean Foods stockholders’ equity	1,507,131	1,351,946
Non-controlling interest	15,691	15,286

Total stockholders’ equity	1,522,822	1,367,232

Total Liabilities and Stockholders’ Equity	$7,916,019	$7,843,941

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
Operating Activities	2010	2009
Net cash provided by continuing operations	$379,293	$500,937
Net cash provided by discontinued operations	8,890	1,760

Net cash provided by operating activities	$388,183	$502,697

Investing Activities
Additions to property, plant and equipment	(180,557)	(170,867)
Payments for acquisitions, net of cash received	—	(491,700)
Proceeds from sale of fixed assets	3,807	5,791

Net cash used in continuing operations	(176,750)	(656,776)
Net cash provided by (used in) discontinued operations	24,795	(409)

Net cash used in investing activities	$(151,955)	$(657,185)

Financing Activities
Net repayment of debt	(156,921)	(301,876)
Payment of deferred financing costs	(34,233)	—
Issuance of common stock, net	3,298	450,385
Capital contribution from non-controlling interest	6,916	8,788
Other	275	—

Net cash provided by (used in) financing activities	(180,665)	157,297

Effect of exchange rate changes on cash and cash equivalents	1,347	10

Increase in cash and cash equivalents	56,910	2,819
Beginning cash balance	45,190	31,657

Ending cash balance	$102,100	$34,476

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$379,293	$500,937
Net additions to property, plant and equipment	(180,557)	(170,867)

Free cash flow provided by continuing operations	$198,736	$330,070

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended September 30, 2010
		Closed	Facility Closing &	Non-Controlling
		Deal	Reorganization	Interest in	Other Adjustments
	GAAP	Costs (a)	Costs (b)	Hero JV (c)	(f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$116,465	$—	$—	$—	$—	$116,465
Whitewave - Alpro	37,073	—	—	2,310	—	39,383
Corporate	(52,768)	—	—	—	—	(52,768)
Facility closing and reorganization costs	(8,253)	—	8,253	—	—	—

Total operating income	$92,517	$—	$8,253	$2,310	$—	$103,080

Net income attributable to Dean Foods Company	$24,296	$—	$3,738	$—	$(4,781)	$23,253

Diluted earnings per share	$0.13	$—	$0.02	$—	$(0.02)	$0.13

	Three months ended
	September 30, 2009
		Closed	Facility Closing &	Non-Controlling
		Deal	Reorganization	Interest in	Other Adjustments
	GAAP	Costs (a)	Costs (b)	Hero JV (c)	(e) (f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$174,935	$—	$—	$—	$—	$174,935
Whitewave - Alpro	31,951	—	—	3,895	—	35,846
Corporate	(63,065)	10,646	—	—	—	(52,419)
Facility closing and reorganization costs	(6,303)	—	6,303	—	—	—

Total operating income	$137,518	$10,646	$6,303	$3,895	$—	$158,362

Net income attributable to Dean Foods Company	$49,653	$8,178	$3,833	$—	$(426)	$61,238

Diluted earnings per share	$0.27	$0.04	$0.02	$—	$—	$0.33

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Nine months ended
	September 30, 2010
		Closed	Facility Closing &	Non-Controlling
		Deal	Reorganization	Interest in	Other Adjustments
	GAAP	Costs (a)	Costs (b)	Hero JV (c)	(d) (f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$390,035	$—	$—	$—	$—	$390,035
Whitewave - Alpro	118,455	—	—	6,421	—	124,876
Corporate	(154,993)	—	—	—	—	(154,993)
Facility closing and reorganization costs	(16,313)	—	16,313	—	—	—

Total operating income	$337,184	$—	$16,313	$6,421	$—	$359,918

Net income attributable to Dean Foods Company	$112,235	$—	$8,640	$—	$(1,158)	$119,717

Diluted earnings per share	$0.61	$—	$0.05	$—	$(0.01)	$0.65

	Nine months ended
	September 30, 2009
		Closed	Facility Closing &	Non-Controlling
		Deal	Reorganization	Interest in	Other Adjustments
	GAAP	Costs (a)	Costs (b)	Hero JV (c)	(e) (f) (g)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$593,022	$—	$—	$—	$—	$593,022
Whitewave - Alpro	90,404	—	—	8,585	—	98,989
Corporate	(170,487)	21,304	—	—	—	(149,183)
Facility closing and reorganization costs	(25,965)	—	25,965	—	—	—

Total operating income	$486,974	$21,304	$25,965	$8,585	$—	$542,828

Net income attributable to Dean Foods Company	$190,042	$14,678	$15,811	$—	$(2,640)	$217,891

Diluted earnings per share	$1.11	$0.09	$0.09	$—	$(0.01)	$1.28

* See notes to Earnings Release Tables

For the three and nine months ended September 30, 2010 and 2009, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	In accordance with the change in generally accepted accounting principles, effective January 1, 2009 all transaction-related fees on acquisitions are expensed as incurred. The adjustment reflects the elimination of transaction-related fees on acquisitions that have closed or are expected to close.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	Effective January 1, 2009 the results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(d)	The adjustment reflects the write-off of financing costs associated with the amendment of our senior secured credit facility.

(e)	The adjustment reflects the elimination of a foreign currency forward contract entered into in conjunction with our acquisition of the Alpro Division of Vandemoortele, N.V.

(f)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (e).

(g)	The adjustment reflects the elimination of discontinued operations, net of tax.